Exhibit 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. (ISIG)

MINNEAPOLIS – February 21, 2006 – The Company received a Nasdaq Staff Determination on February 15, 2006 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its securities are, therefore subject to delisting from The Nasdaq Capital Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which stays any delisting action pending determination of the appeal. The appeal process typically takes from four to six weeks to complete.

If the Company’s closing bid price exceeds $1.00 for ten consecutive days prior to the hearing, Nasdaq Staff has indicated to the Company that the hearing will not be necessary, since the minimum bid price requirement will be satisfied. Today is the eighth consecutive day that the closing bid price of ISIG has exceeded $1.00.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Kellogg Company, Nestlé, Pfizer, Reckitt Benckiser, Inc., S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2004 and SEC Form 10-Q for the quarter ended September 30, 2005. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com